EXHIBIT 3.03

                              ARTICLES OF AMENDMENT

                                     TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                INTERNET 1NTERNATIONAL BUSINESS MANAGEMENT, INC.


     The following amendment to the Articles of Incorporation was adopted on March 26, 1999, as prescribed by the Colorado Business Corporation Act, by the board of directors where shares have been issued. The amendment was also adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval

     Article I of the Articles of Incorporation of the Company is amended to read as follows: "The name of the corporation shall be Imagenetix, Inc."


Dated: April 20, 1999



                                            /s/  William Spencer
                                            ---------------------------------
                                                 William Spencer, President